SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2016
World Wrestling Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 East Main Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 352-8600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2016, World Wrestling Entertainment, Inc. (the “Company”) and certain of its domestic subsidiaries (collectively, the “Loan Parties”) entered into an amended and restated $150 million senior unsecured revolving credit facility with a syndicated group of banks, with JPMorgan Chase Bank, N.A. acting as administrative agent (the “Amended and Restated Revolving Credit Facility”). The Amended and Restated Revolving Credit Facility replaces the previous $200 million revolving credit facility which was set to expire on September 9, 2016.  The new facility has a termination date of July 29, 2021. The Amended and Restated Revolving Credit Facility, among other things, (a) reduces the tiered applicable margin rates on loans by 50 basis points, (b) loosens the leverage ratio requirement from a total debt to EBITDA requirement of 2.8 to 1.0 to a total debt to EBITDA requirement of 3.0 to 1.0 and (c) replaces the minimum fixed charge coverage ratio requirement of 1.25 to 1.0 with a minimum interest coverage requirement of 3.0 to 1.0.

Under the Amended and Restated Revolving Credit Facility, the Company is allowed to borrow from time to time amounts of up to an aggregate of $150 million.  The Amended and Restated Revolving Credit Facility is unsecured and is guaranteed by certain domestic subsidiaries of the Company.  The applicable interest rate for borrowings under the Amended and Restated Revolving Credit Facility is based upon the consolidated leverage ratio of the Company and ranges from a margin of 1.25% to 1.75% plus the applicable LIBOR rate with respect to a LIBOR-based borrowings or a margin of .25% to .75% plus the applicable prime rate with respect to prime rate-based borrowings.  The Company is required to pay certain fees in connection with the Amended and Restated Revolving Credit Facility.  For example, the Company must pay commitment fees (ranging from .25% to .30% per annum) based on the consolidated leverage ratio of the Company on the unutilized portion of the commitments.

The Amended and Restated Revolving Credit Facility contains certain representations and warranties and affirmative and negative covenants customary for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, mergers and acquisitions, dispositions of assets, investments, capital expenditures, and transactions with affiliates.  The Company is permitted to pay dividends in an unlimited amount so long as no default or event of default has occurred and is continuing and after giving effect to the making of such dividends, the sum of (x) the Company’s consolidated  unrestricted cash and consolidated cash equivalents plus (y) without duplication of subpart (x) of this sentence, the Company’s consolidated investments held in compliance with the Company’s investment policy, plus (z) so long as the conditions permitting the Company to borrow under the Amended and Restated Revolving Credit Facility are satisfied as of such time, the aggregate unused commitments under the Amended and Restated Revolving Credit Facility, is greater than or equal to $75 million.

The Amended and Restated Revolving Credit Facility provides for customary events of default, including a failure to pay principal, interest or fees when due, the fact that any representation or warranty made by any of the Loan Parties is inaccurate in any material respect, the failure to comply with covenants, the commencement of certain insolvency or receivership events affecting the Company or its subsidiaries, certain material events related to the Company’s employee benefit plans, the entry of certain judgments or decrees against the Company or its subsidiaries, and the occurrence of certain events related to the control and management of the Company.

The foregoing is a summary of the material terms and conditions of the Amended and Restated Revolving Credit Facility and not a complete discussion of the document.  Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Amended and Restated Revolving Credit Facility and ancillary documents.  A copy of the Amended and Restated Revolving Credit Facility and ancillary documents is filed as Exhibit 10.18 to this Current Report on Form 8-K, and reference is made to such agreement and the ancillary documents, which are incorporated herein by reference.

Certain of the lenders under the Amended and Restated Revolving Credit Facility, or their affiliates, have provided, and may in the future provide, commercial or investment banking, trust, advisory and other financial services in the ordinary course of business for customary fees.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.18	Amended and Restated Revolving Credit Facility dated July 29, 2016, and related exhibits and schedules.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.
By:	/s/ Mark Kowal
Mark Kowal
Chief Accounting Officer and Senior Vice President, Controller

Dated:  July 29, 2016